EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-86868, 333-73142 and 333-68755 of Conexant Systems, Inc. on Form S-8 of our report dated June 21, 2005, appearing in this Annual Report on Form 11-K of Conexant Systems, Inc. Retirement Savings Plan for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
June 21, 2005